Exhibit 99

Red Lobster® Olive Garden® LongHorn Steakhouse®
The Capital Grille® Bahama Breeze® Seasons 52®
www.darden.com

NEWS/INFORMATION
Corporate Relations
P.O. Box 593330
Orlando, FL 32859

Contacts:
	(Analysts)	Matthew Stroud	(407) 245-6458
	(Media)	Rich Jeffers	(407) 245-4189

June 23, 2009

4:30 PM ET

DARDEN RESTAURANTS REPORTS FOURTH QUARTER AND

ANNUAL DILUTED NET EARNINGS PER SHARE;

INCREASES QUARTERLY DIVIDEND BY 25 PERCENT

ORLANDO, FL, June 23 – Darden Restaurants, Inc. (NYSE: DRI) today reported sales and diluted net earnings per share for the fourth quarter and fiscal year ended May 31, 2009, which included an additional operating week compared to last year. In the fourth quarter, diluted net earnings per share from continuing operations increased 21% to 87 cents, versus 72 cents in the prior year. The Company estimates that integration costs and purchase accounting adjustments related to the October 2007 acquisition of RARE Hospitality International, Inc. (RARE) reduced diluted net earnings per share by approximately three cents in the fourth quarter. Excluding the estimated integration costs and purchase accounting adjustments of approximately three cents, diluted net earnings per share from continuing operations were 90 cents. In the fourth quarter of fiscal 2008, excluding the estimated integration costs and purchase accounting adjustments of approximately six cents, diluted net earnings per share from continuing operations were 78 cents.

For the fiscal year, diluted net earnings per share from continuing operations increased 4% to $2.65 from $2.55 in the prior year. The Company estimates that integration costs and purchase accounting adjustments related to the acquisition of RARE reduced diluted net earnings per share by approximately 10 cents in fiscal 2009 and 19 cents in fiscal 2008. Excluding these costs and adjustments, diluted net earnings per share from continuing operations for fiscal 2009 and 2008 were $2.75 and $2.74, respectively. The additional operating week contributed approximately six cents of diluted net earnings per share in fiscal 2009.

Fourth quarter sales from continuing operations were $1.98 billion, compared to $1.83 billion in the prior year, an 8% increase (14 weeks vs. 13 weeks). Combined same-restaurant sales for Olive Garden, Red Lobster and LongHorn Steakhouse were down 1.4% this quarter (13 weeks vs. 13 weeks). For the full year, fiscal 2009 sales from continuing operations were $7.22 billion, a 9% increase (53 weeks vs. 52 weeks) from the prior year’s $6.63 billion. Combined same-restaurant sales for Olive Garden, Red Lobster and LongHorn Steakhouse were down 1.4% in fiscal 2009 (52 weeks vs. 52 weeks), which compares to an estimated decline of 5.6% for the Knapp-Track™ benchmark of U.S. same-restaurant sales for casual dining chains, excluding Darden. Darden’s total sales increase reflects meaningful new unit growth at Olive Garden, LongHorn Steakhouse and Red Lobster as well as the benefit of an additional operating week in fiscal 2009. The additional operating week contributed approximately two percentage points of sales increase in fiscal 2009.

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Darden reported fourth quarter diluted net earnings per share including discontinued operations of 87 cents, compared to diluted net earnings per share of 71 cents for the same period last year. Fiscal 2009 diluted net earnings per share including discontinued operations were $2.65, compared to $2.60 in the prior year.

“In a challenging economic environment where consumers have reduced their dining out frequency and there was a significant amount of competitive discounting, our brands performed much better than the industry,” said Clarence Otis, Chairman and Chief Executive Officer of Darden. “This is most evident in our blended same-restaurant sales results, which continued to outpace the industry as measured by the Knapp-Track™ benchmark. Our organization is able to respond to consumers’ needs in both up and down markets because we have talented and dedicated teams in our restaurants and restaurant support center and they are passionate about providing guests with outstanding experiences that include excellent value and high levels of service. We’re building on these great strengths by taking steps to further elevate our restaurant operating, brand management and support capabilities. As a result, we’re confident we’ll emerge from today’s challenging environment an even stronger company.”

Highlights for the quarter and year ended May 31, 2009 include the following:

•

Net earnings from continuing operations for the fourth quarter were $122.8 million, or 87 cents per diluted share on sales of $1.98 billion. Excluding estimated integration costs and purchase accounting adjustments of approximately three cents, net earnings from continuing operations were 90 cents per diluted share for the fourth quarter. Last year, net earnings from continuing operations were $103.3 million, or 72 cents per diluted share, on sales of $1.83 billion. Excluding estimated integration costs and purchase accounting adjustments of approximately six cents, net earnings from continuing operations were 78 cents per diluted share for the fourth quarter of fiscal 2008.

•

Net earnings from continuing operations for the fiscal year were $371.8 million, or $2.65 per diluted share, on sales of $7.22 billion. Excluding estimated integration costs and purchase accounting adjustments of approximately 10 cents, net earnings from continuing operations were $2.75 per diluted share for the fiscal year. Last year, net earnings from continuing operations were $369.5 million, or $2.55 per diluted share, for the fiscal year on sales of $6.63 billion. Excluding estimated integration costs and purchase accounting adjustments of approximately 19 cents, last year’s net earnings from continuing operations were $2.74 per diluted share.

•

Total fourth quarter sales from continuing operations of $1.98 billion represent an 8.2% increase over the prior year (14 weeks vs. 13 weeks). For the 2009 fiscal year, total sales from continuing operations were $7.22 billion, an 8.9% increase over the prior year (53 weeks vs. 52 weeks).

•

In the fourth quarter, U.S. same-restaurant sales decreased 0.6% at both Olive Garden and Red Lobster while LongHorn Steakhouse’s U.S. same-restaurant sales decreased 6.5% (13 weeks vs. 13 weeks). These results compare to an estimated decrease of 6.7% for our fiscal fourth quarter in The Knapp-Track™ benchmark of U.S. same-restaurant sales for casual dining chains, excluding Darden (13 weeks vs. 13 weeks).

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•	The Company purchased over 424,000 shares of its common stock during the fourth quarter, bringing the total number of shares it repurchased during the year to over 5 million.

•	The Company’s Board of Directors declared a quarterly dividend of 25 cents per share, a 25% increase from the Company’s previous quarterly dividend.

Operating Highlights

OLIVE GARDEN’S fourth quarter sales of $890 million were 11.5% above prior year (14 weeks vs. 13 weeks), driven by revenue from 38 net new restaurants, partially offset by a U.S. same-restaurant sales decline of 0.6% (13 weeks vs. 13 weeks). For the quarter, on a percentage of sales basis, the company’s decreased food and beverage expenses, restaurant labor expenses and restaurant expenses more than offset the company’s increased selling, general and administrative expenses, resulting in an operating profit increase for the quarter. Olive Garden had record total sales and operating profit for the fiscal year. Total sales were $3.29 billion, a 7.2% increase from last year (53 weeks vs. 52 weeks). Average annual sales per restaurant were $4.8 million and U.S. same-restaurant sales increased 0.3% for the fiscal year (52 weeks vs. 52 weeks).

RED LOBSTER’S fourth quarter sales of $734 million were 6.8% above prior year (14 weeks vs. 13 weeks), driven by revenue from 10 net new restaurants, partially offset by a U.S. same-restaurant sales decrease of 0.6% (13 weeks vs. 13 weeks). For the quarter, on a percentage of sales basis, lower food and beverage expenses, restaurant labor expenses and restaurant expenses more than offset the company’s increased selling, general, and administrative expenses, resulting in an increase in operating profit. Total sales were $2.62 billion, a 0.2% decrease compared to last year (53 weeks vs. 52 weeks). Average annual sales per restaurant were $3.8 million and U.S. same-restaurant sales decreased 2.2% for the fiscal year (52 weeks vs. 52 weeks).

LONGHORN STEAKHOUSE’S fourth quarter sales of $239 million were 6.5% above the prior year (14 weeks vs. 13 weeks), driven by revenue from 16 net new restaurants, partially offset by a same-restaurant sales decrease of 6.5% (13 weeks vs. 13 weeks). For the quarter, on a percentage of sales basis, the company’s increased restaurant labor expenses and restaurant expenses were almost completely offset by lower food and beverage expenses. LongHorn Steakhouse had record total sales for the fiscal year. Total sales of $888 million increased 3.6% from the comparable prior year period (53 weeks vs. 52 weeks). Average annual sales per restaurant were $2.8 million and U.S. same-restaurant sales decreased 5.6% for the fiscal year (52 weeks vs. 52 weeks).

THE CAPITAL GRILLE’S fourth quarter sales of $58 million were 9.9% below the prior year results (14 weeks vs. 13 weeks), driven by a same-restaurant sales decrease of 22.1% (13 weeks vs. 13 weeks) and partially offset by the addition of five net new restaurants. Total sales for the fiscal year were $234 million. Average annual sales per restaurant were $6.8 million and same-restaurant sales decreased 15.5% for the fiscal year (52 weeks vs. 52 weeks).

BAHAMA BREEZE’S fourth quarter sales of $39 million were 7.6% above prior year (14 weeks vs. 13 weeks), driven by the addition of one net new restaurant and partially offset by a same-restaurant sales decrease of 4.3% (13 weeks vs. 13 weeks). Total sales for the fiscal year were $131 million. Average annual sales per restaurant were $5.5 million and same-restaurant sales decreased 6.0% for the fiscal year (52 weeks vs. 52 weeks).

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Other Actions

Darden’s Board of Directors declared a quarterly cash dividend of 25 cents per share on the Company’s outstanding common stock. The dividend is payable on August 3, 2009 to shareholders of record at the close of business on July 10, 2009. Previously, the Company paid a quarterly dividend of 20 cents per share. Based on the 25 cent quarterly dividend declaration, the Company’s indicated annual dividend is $1.00 per share, an increase of 25%.

Darden continued the buyback of its common stock, purchasing 0.4 million shares in the fourth quarter. In fiscal 2009, the Company spent $145 million purchasing 5.1 million shares. Since commencing its repurchase program in December 1995, the Company has purchased over 152 million shares for $2.92 billion under authorizations totaling 162.4 million shares.

Darden’s Annual Meeting of Shareholders will be held on September 25, 2009 at the Hyatt Regency Orlando International Airport in Orlando, FL. The record date for shareholders entitled to vote at the Annual Meeting is July 24, 2009.

Fiscal March, April and May 2009 U.S. Same-Restaurant Sales Results

Darden reported that U.S. same-restaurant sales for the fiscal months of March, April and May were as follows:

	March	April	May *
Olive Garden
Same-Restaurant Sales	1% to 2%	1%	-5%
Same-Restaurant Traffic	-2% to -3%	-3%	-8%
Pricing	4%	4% to 5%	3%
Menu-mix	Flat	0% to -1%	Flat

	March	April	May *
Red Lobster
Same-Restaurant Sales	0% to 1%	2%	-5%
Same-Restaurant Traffic	-2% to -3%	-3%	-9% to -10%
Pricing	2% to 3%	2% to 3%	2% to 3%
Menu-mix	0% to 1%	2% to 3%	2%

	March	April	May *
LongHorn Steakhouse
Same-Restaurant Sales	-6% to -7%	-7%	-6%
Same-Restaurant Traffic	-8%	-8% to -9%	-9%
Pricing	3%	3%	3%
Menu-mix	-1% to -2%	-1% to -2%	Flat

*	May results reflect a four-week fiscal month as part of a traditional 13-week fiscal quarter.

Fiscal 2010 Financial Plans

“We certainly hope to see an improvement in macroeconomic conditions and full-service restaurant industry sales trends in our new fiscal year,” said Clarence Otis, the Company’s Chairman and CEO. “And there are reasons to believe there might be some favorable changes. However, given the current level of uncertainty, we think it’s prudent to be cautious in developing our plans for the year. As a result, we’re assuming that the economic and industry weakness we’ve experienced over the past six months will continue through all of our fiscal 2010.”

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“We are assuming that blended same-restaurant sales for our three large casual dining brands, Olive Garden, Red Lobster and LongHorn Steakhouse, will be between -2% and flat in fiscal year 2010,” said Brad Richmond, Darden’s Chief Financial Officer. “Based on these same-restaurant results and approximately 50 to 55 net new restaurant openings, total sales change is expected to be between -1% and +1% and diluted net earnings per share are expected to range from -2% to +8%. Please note that our fiscal 2009 included a 53rd week of operations. Excluding that extra week, our fiscal 2010 same-restaurant sales assumptions and plans for net new restaurant openings are expected to drive total sales growth of +1% to +3% and diluted net earnings per share growth that ranges from flat to +10%. It is also important to note that going forward, we will no longer report results and prior period comparisons that exclude integration costs and purchase accounting adjustments.”

Fiscal 2009 and Fiscal 2010 Estimated Diluted Net Earnings Per Share From Continuing Operations

Diluted Net Earnings Per Share	Fiscal 2009	Fiscal 2010 Estimated
52-Week Basis	$2.59	$2.59 to $2.85
Impact of 53rd Week	$0.06	N.A.
53-Week Basis (GAAP)	$2.65	N.A.
Estimated Integration Costs and Purchase Accounting Adjustments	$0.10	N.A.
53-Week Non-GAAP	$2.75	N.A.

Darden Restaurants, Inc., (NYSE: DRI) headquartered in Orlando, Fla., is the world’s largest company-owned and operated full-service restaurant company with over $7.2 billion in annual sales and approximately 180,000 employees. Darden is recognized for a culture that rewards caring for and responding to people. Our restaurant brands — Red Lobster, Olive Garden, LongHorn Steakhouse, The Capital Grille, Bahama Breeze and Seasons 52 — reflect the rich diversity of those who dine with us. Our brands are built on deep insights into what our guests want. For more information, please visit www.darden.com.

Forward-looking statements in this news release are made under the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements could address future economic performance, restaurant openings, various financial parameters, or similar matters. By their nature, forward-looking statements involve risks and uncertainties that could cause actual results to materially differ from those anticipated in the statements. We wish to caution investors not to place undue reliance on any such forward-looking statements. Any forward-looking statements speak only as of the date on which such statements are made, and we undertake no obligation to update such statements to reflect events or circumstances arising after such date. The most significant of these uncertainties are described in Darden’s Form 10-K, Form 10-Q and Form 8-K reports (including all amendments to those reports). These risks and uncertainties include the impact of intense competition, changing economic or business conditions, the price and availability of food, ingredients and utilities, supply interruptions, labor and insurance costs, the loss of or difficulties in recruiting key personnel, information technology failures, increased advertising and marketing costs, higher-than-anticipated costs to open or close restaurants, litigation, unfavorable publicity, a lack of suitable locations, government regulations, a failure to achieve growth objectives through the opening of new restaurants or the development or acquisition of new dining concepts, weather conditions, risks associated with Darden’s plans to expand Darden’s newer concepts Bahama Breeze and Seasons 52, our ability to combine and integrate the business of RARE Hospitality International, Inc., achieve synergies and develop new LongHorn Steakhouse and The Capital Grille restaurants, risks associated with incurring substantial additional debt, a failure of our internal controls over financial reporting, disruptions in the financial markets, possible impairment of goodwill or other assets, volatility in the market value of our derivatives and other factors and uncertainties discussed from time to time in reports filed by Darden with the Securities and Exchange Commission.

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In addition to U.S. generally accepted accounting principles (GAAP) reporting, as previously disclosed herein, Darden has presented its adjusted fourth quarter diluted net earnings per share results from continuing operations and consolidated results from operations for fiscal 2009, which exclude the impact of integration costs and purchase accounting adjustments and an additional 53rd week of operations. Darden believes this adjusted information is useful for comparison to our consolidated results from continuing operations for the fourth quarter of fiscal 2008 and fiscal year ended May 25, 2008, and has therefore chosen to provide this information to investors. This non-GAAP earnings information should be viewed in addition to, and not in lieu of, our diluted net earnings per share results as calculated in accordance with GAAP.

DARDEN RESTAURANTS, INC.

NUMBER OF RESTAURANTS

5/31/09		5/25/08
661	Red Lobster USA	651
29	Red Lobster Canada	29
690	Total Red Lobster	680

685	Olive Garden USA	647
6	Olive Garden Canada	6
691	Total Olive Garden	653

321	LongHorn Steakhouse	305

37	The Capital Grille	32

24	Bahama Breeze	23

8	Seasons 52	7

2	Other	2

1,773	Total Restaurants	1,702

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DARDEN RESTAURANTS, INC.

FOURTH QUARTER FY 2009 FINANCIAL HIGHLIGHTS

(In millions, except per share data)

(Unaudited)

	14 Weeks Ended 5/31/2009	13 Weeks Ended 5/25/2008	53 Weeks Ended 5/31/2009	52 Weeks Ended 5/25/2008
Sales	$1,975.5	$1,825.5	$7,217.5	$6,626.5

Earnings from continuing operations	$122.8	$103.3	$371.8	$369.5
Earnings (losses) from discontinued operations	$0.2	$(1.5)	$0.4	$7.7
Net earnings	$123.0	$101.8	$372.2	$377.2

Basic net earnings per share:
Earnings from continuing operations	$0.89	$0.74	$2.71	$2.63
Earnings (losses) from discontinued operations	—	$(0.01)	—	$0.06
Net earnings	$0.89	$0.73	$2.71	$2.69

Diluted net earnings per share:
Earnings from continuing operations	$0.87	$0.72	$2.65	$2.55
Earnings (losses) from discontinued operations	—	$(0.01)	—	$0.05
Net earnings	$0.87	$0.71	$2.65	$2.60

Average number of common shares outstanding:
Basic	137.7	139.1	137.4	140.4
Diluted	140.8	143.2	140.4	145.1

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DARDEN RESTAURANTS, INC.

CONSOLIDATED STATEMENTS OF EARNINGS

(In millions, except per share data)

(Unaudited)

	14 Weeks Ended 5/31/09	13 Weeks Ended 5/25/08	53 Weeks Ended 5/31/09	52 Weeks Ended 5/25/08
Sales	$1,975.5	$1,825.5	$7,217.5	$6,626.5
Costs and expenses:
Cost of sales:
Food and beverage	588.7	559.7	2,200.3	1,996.2
Restaurant labor	632.9	583.2	2,308.2	2,124.7
Restaurant expenses	286.9	275.8	1,128.4	1,017.8

Total cost of sales (1)	$1,508.5	$1,418.7	$5,636.9	$5,138.7
Selling, general and administrative	193.3	165.5	665.6	641.7
Depreciation and amortization	72.6	68.1	283.1	245.7
Interest, net	26.7	26.6	107.4	85.7
Asset impairment, net	7.3	—	12.0	—

Total costs and expenses	$1,808.4	$1,678.9	$6,705.0	$6,111.8
Earnings before income taxes	167.1	146.6	512.5	514.7
Income taxes	(44.3)	(43.3)	(140.7)	(145.2)

Earnings from continuing operations	$122.8	$103.3	$371.8	$369.5
Earnings (losses) from discontinued operations, net of tax expense (benefit) of $0.1, ($1.8), $0.2, and $3.0, respectively	0.2	(1.5)	0.4	7.7

Net earnings	$123.0	$101.8	$372.2	$377.2

Basic net earnings per share:
Earnings from continuing operations	$0.89	$0.74	$2.71	$2.63
Earnings (losses) from discontinued operations	—	$(0.01)	—	$0.06
Net earnings	$0.89	$0.73	$2.71	$2.69

Diluted net earnings per share:
Earnings from continuing operations	$0.87	$0.72	$2.65	$2.55
Earnings (losses) from discontinued operations	—	$(0.01)	—	$0.05
Net earnings	$0.87	$0.71	$2.65	$2.60

Average number of common shares outstanding:
Basic	137.7	139.1	137.4	140.4
Diluted	140.8	143.2	140.4	145.1

(1) Excludes restaurant depreciation and amortization as follows:	68.6	63.8	267.1	230.0

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DARDEN RESTAURANTS, INC.

CONSOLIDATED BALANCE SHEETS

(In millions)

	5/31/09	5/25/08
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$62.9	$43.2
Receivables, net	37.1	69.5
Inventories	247.0	216.7
Prepaid income taxes	53.2	4.9
Prepaid expenses and other current assets	44.2	41.8
Deferred income taxes	110.4	91.8

Total current assets	$554.8	$467.9
Land, buildings and equipment, net	3,306.7	3,066.0
Goodwill	518.7	519.9
Trademarks	454.4	455.0
Other assets	190.6	221.8

Total assets	$5,025.2	$4,730.6

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$237.0	$245.1
Short-term debt	150.0	178.4
Accrued payroll	138.3	129.3
Accrued income taxes	—	2.4
Other accrued taxes	60.2	55.4
Unearned revenues	138.3	160.5
Other current liabilities	372.3	365.1

Total current liabilities	$1,096.1	$1,136.2
Long-term debt, less current portion	1,632.3	1,634.3
Deferred income taxes	297.0	197.6
Deferred rent	154.6	139.0
Obligations under capital leases, net of current installments	58.9	59.9
Other liabilities	180.3	154.5

Total liabilities	$3,419.2	$3,321.5

Stockholders’ equity:
Common stock and surplus	$2,183.1	$2,074.9
Retained earnings	2,357.4	2,096.0
Treasury stock	(2,864.2)	(2,724.0)
Accumulated other comprehensive income (loss)	(57.2)	(20.7)
Unearned compensation	(13.0)	(17.0)
Officer notes receivable	(0.1)	(0.1)

Total stockholders’ equity	$1,606.0	$1,409.1

Total liabilities and stockholders’ equity	$5,025.2	$4,730.6

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